MANAGEMENT SERVICES AGREEMENT

BETWEEN

OSL HOLDINGS, INC.

AND

SEAN RIDGLEY

DATED AS OF ______________, 2014

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is entered into between OSL Holdings, Inc., a Nevada Corporation (the “Manager”), and Shawn Ridgley, an individual, (the “Business”).

RECITALS:

A. The Business is engaged in the operation of a retail business as a sole proprietor;

B. The Manager is a management company engaged in the management of retail businesses;

C. To facilitate the successful operation of a retail business, the Business desires to delegate management of its business affairs to a company with business expertise;

D. Manager has the ability to manage the business aspects of the Business. The Business desires to engage the Manager to provide management services, and the Manager desires to provide such services, on the terms and conditions set forth herein;

E. The Business and the Manager have determined a fair market value for the services to be rendered by the Manager;

F. The Manager is willing to commit significant resources to the Business, based on the representations of the Business that the Business will continue to operate a retail business.

AGREEMENT:

NOW, THEREFORE, the parties agree as follows:

ARTICLE I. APPOINTMENT AND AUTHORITY OF MANAGER

Section 1.1 Definitions. As used in this Agreement, certain terms will have the respective meanings set forth in Exhibit 1.1 hereto, unless the context otherwise requires.

Section 1.2 Appointment. On the terms and conditions set forth herein, the Business hereby appoints the Manager as its sole and exclusive agent for the management of the business affairs of the Business, and the Manager hereby accepts such appointment.

Section 1.3 General Authority. Consistent with the provisions hereof, the Manager will have the responsibility and commensurate authority to provide Management Services for the Business. Subject to the terms and conditions hereof, the Manager is hereby expressly authorized to provide the Management Services and to pay and incur expenses in connection therewith to meet the day-to-day requirements of the Business.

Section 1.4 Internal Management of the Business. Except as set forth in this Agreement, matters involving the internal management, control or finances of the Business will remain the responsibility of the Business; except as set forth in this Agreement, all other matters will be included in the Manager’s responsibilities under this Agreement.

ARTICLE III. COVENANTS AND RESPONSIBILITIES OF THE MANAGER

Section 2.1 General. During the Term, the Manager will provide all Management Services as are necessary and appropriate for the day-to-day administration of the Business’s operations in accordance with all law, rules, regulations and guidelines applicable to the provisions of Management Services.

Section 2.2 Location and Equipment.

(a) Location. As necessary and appropriate, taking into consideration the concerns of the Business, the Manager will arrange for the Business to lease, acquire or otherwise procure a location reasonably acceptable to the Business. The Business shall be responsible for any expenses associated with such lease, acquisition, or procurement.

(b) Furniture and Equipment. The Manager will provide all equipment, fixtures, office supplies, furniture and furnishings deemed reasonably necessary by the Manager for the operation of the Business. These items shall be provided in accordance with the Business Furniture and Equipment Lease Agreement executed by the parties. All leases for such equipment, fixtures, office supplies, furniture and furnishings shall be through the Manager. In the event the Business is the lessee of equipment, fixtures, office supplies, furniture and furnishings with an unrelated and nonaffiliated lessor, the Manager may require the Business to (and on such request the Business will) assign or sublease such lease to the Manager upon receipt of consent from the lessor if required by the lease, in which case, the Business will use its best efforts to assist in obtaining the lessor’s consent to the assignment or sublease. The Business shall be responsible for any expenses associated with such equipment.

Section 2.3 Support Services. The Manager will provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, payroll, and other support services as are reasonably necessary and appropriate for the operation of the Business.

Section 2.4 Billing and Collection.

(a) Collection Agent. The Manager will use its reasonable best efforts to timely collect on all accounts receivable of the Business. The Manager and the Business agree that the following procedures will apply with respect to the billing and collection of payments:

(i) The Business will establish an account at a bank approved by the Manager (the “Collecting Bank”) in the Business’s name (the “Lockbox Account”). Unless the Business receives the Manager’s prior written approval, the Business will maintain the Lockbox Account until the Manager collects all amounts billed by the Manager hereunder. The Collecting Bank may not provide financing to the Business nor act on the behalf of another party in connection with the provision of financing to the Business. The Business has sole control of the Lockbox Account and the Collecting Bank is subject only to the Business’s instructions regarding the account; the Manager has no right or interest in or control over the Lockbox Account.

(ii) The Business will instruct the Collecting Bank to transfer automatically all amounts deposited into the Lockbox Account constituting good funds to the Manager’s account at the Manager’s Bank (the “Manager’s Account”). If the Business desires to modify or amend in any manner the instructions to the Collecting Bank regarding the Lockbox Account, the Business will notify Manager of such desire and the parties will work in good faith to resolve such request with the Collecting Bank. The Business has no right or interest in or control over the Manager’s Account.

(iii) The Business authorizes the Manager to instruct payors to remit all payments directly to the Lockbox Account for all collections generated by the Business or its agents, including employees. The Business will not make any withdrawals from, the Lockbox Account without the prior written consent of the Manager. To the extent the Business or the Manager receives any moneys for goods sold and/or services provided in connection with the Business, the Business and the Manager will deposit all such revenue into the Lockbox Account within seven (7) days.

(b) Exclusive Special Power of Attorney. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 5.3 hereof), the Business hereby grants to the Manager an exclusive special power of attorney and appoints the Manager as the Business’s exclusive true and lawful agent and attorney-in-fact, and the Manager hereby accepts such special power of attorney and appointment, for the following purposes:

(i) Collection of Receivables. To collect and receive, in the Business’s name and on the Business’s behalf, all accounts receivable, to administer such accounts including: (A) extending the time of payment of any such accounts for cash, credit or otherwise; (B) discharging or releasing the obligors of any such accounts; (C) suing, assigning or selling at a discount such accounts to collection agencies; or (D) taking other measures to require the payment of any such accounts; provided, however, that all accounts receivable shall be deposited by the Manager into the Lockbox Account.

(ii) Deposit. To deposit all amounts in the Business’s name and the Business’s behalf into the Lockbox Account. The Business covenants to transfer and deliver to the Manager for deposit into the Lockbox Account (or itself to make such deposit of) all funds received by the Business. Upon receipt by the Manager of any funds, the Manager will immediately deposit those funds into the Lockbox Account.

(iii) Endorsement. To take possession of, endorse in the name of the Business, and deposit into the Lockbox Account any notes, checks, money orders, insurance payments, and any other instruments received in payment for products and/or items sold or services rendered.

(c) Revocable Power of Attorney. The special power of attorney granted herein will be revocable upon 180 days prior written notice from the Business to the Manager. In the event the special power of attorney is revoked by the Business, then the parties will work in good faith so that the Business will grant the Manager a successor special power of attorney on substantially similar terms.

(d) Further Instruments. Upon request of the Manager, the Business will execute and deliver to the financial institution wherein the Lockbox Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to the Manager by the Business pursuant to this Section or Section 2.9 hereof. If the Manager assigns this Agreement in accordance with its terms, then the Business will execute a power of attorney in favor of the assignee and in the form of Exhibit 2.8 attached hereto.

Section 2.5 Priority of Payments. The Manager will apply funds transferred to the Manager’s Account from the Lockbox Account in the following order of priority:

(a) Operations Center Expenses – Third Parties. Payment of Operations Center Expenses that are payable to third parties other than the Manager.

(b) Operations Center Expenses – Manager. Payment of Operations Center Expenses that are payable to the Manager, except the Management Fee.

(c) Management Fee. Payment to the Manager of the Management Fee.

(d) Manager’s Corporate Overhead. Payment to the Manager of the Business’s share of Manager’s Corporate Overhead. Business’ share of Corporate Overhead will be based on the Business’ revenue as a percentage of the revenue of all businesses managed by Manager and affiliates. Manager’s Corporate Overhead may be calculated monthly or at such other interval as reasonably determined by the Manager.

(e) Balance. The remaining balance will be paid as directed by the Business.

Section 2.6 Business Compensation Pool Budget.

(a) Monthly Budget. Each month the Manager, in consultation with the Business, will allocate to the Business Compensation Pool the Budget Percentage of the Business Collections received during the prior month, less any shortfalls carried forward from previous allocations as described in Section 2.6(b). The Budget Percentage will be set forth by the Manager from time to time on Exhibit 2.6.

(b) Budget Adjustments. The Manager will make such adjustments as may be reasonably necessary from time to time to ensure that the Business Collections is applied as set forth in Section 2.5.

Section 2.7 Fiscal Matters.

(a) Payroll. The Manager will provide all payroll services for the Business.

(b) Accounting and Financial Records. The Manager will establish and administer accounting procedures, controls and systems for the development, preparation and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of the Business and the provision of Medical Services. Such books and records will be prepared and maintained in accordance with applicable laws and regulations. The Manager will prepare and deliver to the Business, within ninety (90) days of the end of each fiscal year, a balance sheet and a profit and loss statement reflecting the financial status of the Business in regard to the provision of Medical Services as of the end of such fiscal year, all of which will be prepared in accordance with GAAP consistently applied. In addition, the Manager will prepare or assist in the preparation of any other financial statements or records as the Business may reasonably request.

(c) Tax Matters.

(i) In General. The Manager will prepare (or arrange for the preparation by an accountant who is selected by the Manager with Business Consent of) all appropriate tax returns and reports required of the Business.

(ii) Sales and Use Taxes. The Manager and the Business acknowledge and agree that to the extent that any of the services to be provided by the Manager hereunder may be subject to any State sales and use taxes, the Manager may have a legal obligation to collect such taxes from the Business and to remit same to the appropriate tax collection authorities. The Business agrees to pay in addition to the payment of the Management Fee, the applicable State sales and use taxes in respect of the portion of the Management Fees attributable to such services.

Section 2.12 Reports and Records.

(a) Records. The Manager will establish, monitor and maintain procedures and policies for the timely creation, preparation, filing and retrieval of all records generated by the Business in connection with the Business. Subject to applicable law, the Manager will ensure that records are promptly available to the appropriate persons. All records will be retained and maintained in accordance with all applicable State and federal laws. Except as otherwise provided by law, all records will be and remain the joint property of the Business and the Manager.

(b) Other Reports and Records. The Manager will timely create, prepare and file such additional reports and records as are reasonably necessary and appropriate for the Business. The Manager will be prepared to analyze and interpret such reports and records upon the request of the Business.

Section 2.9 Recruitment for the Business. The Manager will perform all services reasonably necessary and appropriate to recruit potential personnel to become employees of the Business. The Business will employ all such personnel recruited by the Manager, pursuant to the terms and conditions negotiated by the Manager. The Manager will provide the Business with, and the Business will utilize, model agreements to document the Business’s employment, retention or other service arrangements with such individuals with final determination of hiring made by the Business.

Section 2.10 Outside Consultants, Affiliates and Advisors. The Manager may perform the Management Services through the use of outside consultants, affiliates and advisors.

Section 2.11 Confidential and Proprietary Information.

(a) Confidentiality.

(i) General. Except as set forth in this Agreement, the Manager will not disclose any Confidential Information of the Business to other persons without the Business’s express written authorization. Such Confidential Information will not be used in any way directly or indirectly detrimental to the Business. The Manager will keep such Confidential Information confidential.

(ii) Manager Representatives. The Manager will ensure that its employees, consultants, affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations. The Manager may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Agreement. Such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by the Manager not to disclose to any other person any Confidential Information. The Manager agrees to be responsible for any breach of this Section by its affiliates, advisors, or Representatives.

(iii) Compliance with Legal Process. If the Manager is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with the Business or its affiliates, advisors, or Representatives, the Manager will (A) provide the Business with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that the Business may seek an appropriate protective order or waive compliance with the provisions of this Section and (B) consult with the Business as to the advisability of the Business’s taking of legally available steps to resist or narrow such request. The Manager further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder the Manager is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning the Business to any tribunal legally authorized to request and entitled to receive such Confidential Information or to stand liable for contempt or suffer other censure or penalty, the Manager may disclose or produce such Confidential Information to such tribunal without liability hereunder. The Manager will give the Business written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable. The Manager will use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

Section 2.12 No Warranty. The Business acknowledges that the Manager has not made and will not make any express or implied warranties or representations that the services provided by the Manager will result in any particular amount or level of income to the Business.

ARTICLE III. COVENANTS AND RESPONSIBILITIES OF THE BUSINESS

Section 3.1 Organization. The Business, as a continuing condition of the Manager’s obligations hereunder, will at all times during the Term be and remain legally organized and operated in a manner consistent with all State, local, and federal laws.

Section 3.2 The Business Personnel.

(a) Personnel.

(i) Number. The Business will retain the number of employees or independent contractors reasonably necessary and appropriate for the operation of the Business. The Manager may make recommendations regarding the employment or termination of employment of any personnel.

(ii) Compensation. The Business will be responsible for paying the compensation and fringe benefits, as applicable, for all personnel, and for withholding (as required by law) any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. The Manager may, on behalf of the Business, establish and administer the compensation with respect to such individuals in accordance with the written agreement between the Business and each individual.

Section 3.3 The Business’s Insurance.

(a) Types. The Business will, as an Operations Center Expense, obtain and maintain with commercial carriers reasonably acceptable to the Manager appropriate worker’s compensation coverage for the Business’ employed personnel, if any, and comprehensive general liability and vicarious liability insurance covering the Business. The comprehensive general liability and vicarious liability coverage will be in the minimum amount of One Million Dollars ($1,000,000). The amounts of such insurance coverage may be increased from time to time as reasonably determined by the Business in consultation with the Manager.

(b) Cancellation. The insurance policy or policies will provide for at least thirty (30) days advance written notice to the Manager and the Business from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. The Business will cause to be issued to the Manager by such insurer or insurers a certificate reflecting such coverage and will provide written notice to the Manager promptly upon receipt of notice of the cancellation or proposed cancellation of such insurance for any cause.

Section 3.4 Confidential and Proprietary Information.

(a) General. The Business will not disclose any Confidential Information of the Manager without the Manager’s express written authorization. Such Confidential Information will not be used in any way directly or indirectly detrimental to the Manager. The Business will keep such Confidential Information confidential.

(b) Business Representatives. The Business will ensure that its affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations. The Business may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Agreement. Such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by the Business not to disclose to any other person any Confidential Information. The Business agrees to be responsible for any breach of this Section by its affiliates, advisors, or Representatives.

(c) Legal Process. If the Business is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with the Manager or its affiliates, advisors, or Representatives, the Business will (i) provide the Manager with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that the Manager may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with the Manager as to the advisability of the Manager’s taking of legally available steps to resist or narrow such request. The Business further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder the Business is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning the Manager to any tribunal or to stand liable for contempt or suffer other censure or penalty, the Business may disclose or produce such Confidential Information to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder. The Business will give the Manager written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable. The Business will use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

Section 3.5 Noncompetition.

(a) Acknowledgements. The Business hereby recognizes and acknowledges that the Manager will incur substantial costs in providing the equipment, support services, personnel, management, administration, and other items and services that are the subject matter hereof and that in the process of providing services hereunder, the Business will be privy to financial and Confidential Information, to which the Business would not otherwise be exposed. The parties also recognize that the services to be provided by the Manager will be feasible only if the Business operates an active business to which the individuals associated with the Business devote their full professional time and attention. The Business agrees and acknowledges that the noncompetition covenants described hereunder are necessary for the protection of the Manager, and that the Manager would not have entered into this Agreement without the following covenants.

(b) No Competing Business. During the Term of this Agreement and except for its obligations pursuant hereto, the Business will not establish or operate another retail business without Manager’s prior written approval.

(c) No Competing Management Company. Except as specifically agreed to by the Manager in writing, the Business covenants and agrees that during the Term and for a period of two (2) years from the date this Agreement is terminated, the Business will not directly or indirectly own (excluding ownership of less than five percent (5%) of the equity of any publicly traded entity), manage, operate, control or maintain any interest whatsoever in any enterprise (i) having to do with the provision, distribution, promotion, or advertising of any type of management or administrative services or products to third parties in competition with the Manager; and/or (ii) offering any type of service(s) or product(s) to third parties similar to those offered by the Manager to the Business. Notwithstanding the above restriction, nothing herein will prohibit the Business or any of its shareholders from providing management and administrative services to its or their own retail businesses after the termination hereof.

(d) Enforcement. The parties understand and acknowledge that the provisions of Section 3.4 and this Section are designed to preserve the goodwill of the Manager and the goodwill of the individual the Business. Accordingly, if the either party breaches any obligation of Section 3.4 or this Section, then in addition to any other remedies available under this Agreement, at law or in equity, and notwithstanding Section 6.6 hereof, the other party will be entitled to enforce this Agreement by injunctive relief and by specific performance hereof. Such relief will be available without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this paragraph will limit a party’s right to recover any other damages to which it is entitled as result of the other party’s breach. If any provision of the covenants is held by a court of competent jurisdiction or an arbitrator to be unenforceable due to an excessive time period, geographic area or restricted activity, the covenant will be reformed to comply with such time period, geographic area, or restricted activity that would be held enforceable.

Section 3.6 Name, Trademark and Intellectual Property. The Business represents and warrants that, during the term of this Agreement, the Business will conduct its professional business under the name of, and only under the name of The Natural Way of LA.

(a) Service Mark. The Manager and its parent and its affiliates own certain common law mark rights to the “The Natural Way of LA” word mark, including, but not limited to, any and all corresponding logos or similar marks and all usage of the “The Natural Way of LA” word mark (collectively, the “Service Mark”). Except as set forth in this Agreement, the Business has no statutory or common law rights in or to the Service Mark.

(b) Grant. On the terms and subject to the conditions of this Section 3.10, the Manager hereby grants to the Business, and the Business hereby accepts, a non-assignable, non-transferable license (the “License”) (without the right to sublicense) solely to use the Service Mark, consistent with the terms and conditions of this Agreement and solely as approved by Manager in each instance.

(c) Use. The Business may use the Service Mark for the following purpose and no other: as a mark to identify, advertise and otherwise promote a retail business within the geographic territory of the State of California (the “Territory”).

(d) Transferability. The Business may not effect or allow or cause to occur any sale, conveyance, sub-license, security interest, encumbrance, mortgage, lien or other voluntary or involuntary transfer, whether by operation of law or otherwise, of any beneficial, collateral or other interest in or to the License.

(e) Retention and Protection of Rights. The Business acknowledges that the Manager retains exclusive title to and ownership of the Service Mark and any and all derivative works thereto. The Manager does not grant to the Business any right, title or interest in or to the Service Mark, other than the rights granted hereby, or any right to engage in an activity which, absent a License, would constitute, induce or contribute to infringement of the right, title or interest of the Manager in or to the Service Mark. The Business will not challenge anywhere in the United States the validity or enforceability of the Service Mark. The Business will immediately notify the Manager in writing if it obtains knowledge of any use or intended use by any third party of any name, mark, logo or design identical to or confusingly similar to the Service Mark. The Business will not at any time during or after the term of the License, claim any right, title or interest in or to the Service Mark, except such rights as are provided hereby.

(g) Term and Termination. The License will be effective upon the execution of this Agreement and will terminate upon the termination of this Agreement; provided that, the Manager may still bill and collect under the Service Mark for items and/or products sold, or for services rendered, by the Business before the termination of this Agreement.

(h) Intellectual Property. The Manager and its parent, affiliates and licensors are the owners of certain unique intellectual property (the “Works”), including but not limited to retail software, brand names, process documents, SOP handbooks, retail management training, business operations training, merchandising, document creation, marketing planning, and media planning. The Works shall remain the Manager’s and its parent’s, affiliates’ and/or licensors’ sole and exclusive intellectual property. No transfer of the Works is contemplated hereby. Any data, information, creation, software, hardware, concept, idea, process, patentable material, copyrightable material, trademark or service mark or other information, developed by or worked on by the Business, whether in conjunction with the Manager or with third parties or working alone, during the term of this Agreement, along with any modification, appendage, change, improvement or creation of derivative works of the Works shall immediately upon creation be the sole and exclusive property of the Manager.

ARTICLE IV. FINANCIAL ARRANGEMENT

Section 4.1 Management Fee. The Business and the Manager agree to the compensation set forth herein as being paid to the Manager in consideration of a substantial commitment made by the Manager hereunder and that such fees are fair and reasonable. Each month, in the priority established by Section 2.9 hereof, and in addition to reimbursement or payment to the Manager of Operations Center Expenses as provided in Section 2.9 hereof, the Manager will be paid the Management Fee.

Section 4.2 Reasonable Value. The Management Fee shall be $75,000 per month. The Management Fee is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the contract analysis and support, other support services, purchasing, personnel, office space, management, administration, strategic management and other items and services furnished by the Manager pursuant hereto, considering the nature and volume of the services required and the risks assumed by the Manager. The Business and the Manager recognize and acknowledge that: (i) the Manager’s administrative expertise will contribute great value to the Business’s performance, (ii) the Manager will incur substantial costs and business risks in arranging for the Business’s use of the location and in providing the equipment, support services, personnel, office space, management, administration, and other items and services that are the subject matter hereof, and (iii) certain of such costs and expenses can vary to a considerable degree according to the extent of the Business’s business and services. It is the intent of the parties that the Management Fee reasonably compensate the Manager for the value to the Business of the Manager’s administrative expertise, given the considerable business risk to the Manager in providing the items and services that are the subject hereof.

Section 4.3 Payment of Management Fee. To facilitate the payment of the Management Fee, the Business hereby expressly authorizes the Manager to retain the Management Fee from the funds that are transferred to the Manager’s Account from the Lockbox Account, as such fee becomes due and payable during the Term in accordance with Section 2.9 hereof, and after termination as provided in Section 5.3 hereof.

ARTICLE V. TERM AND TERMINATION

Section 5.1 Initial and Renewal Term. The Term of this Agreement will be for an initial period of five (5) years after the effective date. Thereafter, the Term hereof will be automatically renewed for three (3) successive five (5) year periods, provided that the Agreement has not been terminated as provided in Section 5.2 hereof.

Section 5.2 Termination.

(a) Termination By the Manager. The Manager may immediately terminate this Agreement upon the occurrence of any one of the following events, which will be deemed to be “for cause”:

(i)	Illegal Activity. The violation of any state, federal, or local law by the Business, including but not limited to notification from any government body that the Business is engaged in illegal activity.

(ii)	Dissolution or Bankruptcy. The dissolution of the Business or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors.

(iv)	Default. The Business materially defaults in the performance of any of its material duties or obligations hereunder, and such default continues for fifteen (15) days after the Business receives written notice describing in reasonable detail the nature and circumstances of the default.

(b) Termination By the Business. The Business may terminate this Agreement upon any of the following occurrences, which will be deemed to be “for cause”:

(i)	Default. The Manager materially defaults in the performance of any of its material duties or obligations hereunder, and such default continues for ninety (90) days after the Manager receives written notice describing in reasonable detail the nature and circumstances of the default.

(c) Termination by Agreement. In the event the Business and the Manager will mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

(d) Legislative, Regulatory or Administrative Change. In the event there will be a material change in any state, local, or federal law, case law, regulations or general instructions, the interpretation of any of the foregoing, or the adoption of new federal or state legislation, any of which are reasonably likely to materially affect the manner in which either party may perform or be compensated for its services hereunder or which will make this Agreement unlawful, the parties will immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the law, regulation, or policy. If good faith negotiations cannot resolve the matter, it will be submitted to arbitration as referenced in Section 6.6 hereof.

Section 5.3 Effects of Termination.

(a) General Effect. Upon termination of this Agreement in accordance with the terms hereof, neither party will have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fee and the Operations Center Expenses relating to services provided prior to the termination of this Agreement, (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, including, without limitation, indemnities and noncompetition provisions (other than noncompetition by the Business after termination of this Agreement by the Business for cause), which provisions will survive the expiration or termination of this Agreement.

(b) Post-Termination Matters. In effectuating the provisions of this Section, the Business specifically acknowledges and agrees that the Manager will continue to collect and receive on behalf of the Business all cash collections from accounts receivable in existence at the time this Agreement is terminated. Such cash collections will represent, in part, compensation to the Manager for Management Services already rendered.

ARTICLE VI. MISCELLANEOUS

Section 6.1 Administrative Services Only.

(c) Compliance With Law. Nothing herein is intended or will be construed to allow the Manager to engage in any conduct that would constitute a violation of state, local, or federal law.

(d) Purpose. The services to be rendered to the Business by the Manager are solely for the purpose of providing management and administrative services to the Business, so as to enable the Business to devote its full time and energies to the operation of the Business and not to administration or management.

Section 6.2 Status of Contractor. It is expressly acknowledged that the parties hereto are “independent contractors.” Nothing herein is intended, and nothing will be construed, to create an employer/employee, partnership or joint venture relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement. The services to be provided hereunder, however, will be furnished in a manner consistent with the standards governing such services and the provisions hereof. Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

Section 6.3 Notices. Any notice, demand, consent, or communication required, permitted, or desired to be given hereunder will be in writing and will be served on the parties at the following respective addresses:

The Business:	Sean Ridgley

The Manager:	OSL Holdings, Inc.
60 Dutch Hill Road, Suite 13
Orangeburg NY 10962

With a copy to:	Nelson Hardiman, LLP
11835 W. Olympic Blvd., Suite 900
Los Angeles, CA 90064
Attention: Aaron Lachant
alachant@nelsonhardiman.com

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate. Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either (a) by hand delivery, in which case notice will be deemed received when actually delivered, (b) by prepaid certified or registered mail, return receipt requested, in which case notice will be deemed received five calendar days after deposit, postage prepaid in the United States Mail, or (c) by a nationally recognized overnight courier, in which case notice will be deemed received one business day after deposit with such courier.

Section 6.4 Governing Law. This Agreement will be governed by the laws of the State of California applicable to agreements to be performed wholly within the State of California. Subject to Section 6.6 hereof, the federal and state courts of Los Angeles County, California will be the exclusive venue for any litigation, special proceeding, or other proceeding between the parties that may arise out of, or be brought in connection with or by reason of, this Agreement.

Section 6.5 Assignment. Except as may be herein specifically provided to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, the Business may not assign this Agreement without the prior written consent of the Manager, which consent may be withheld in its sole and absolute discretion; provided, further, that the Manager may assign, transfer or convey this Agreement without the consent of the Business. Any breach of this provision, whether or not void or voidable, will constitute a material breach of this Agreement, and in the event of such breach, the Manager may terminate this Agreement upon twenty-four (24) hours, notice to the Business. The parties agree that Manager may assign and/or delegate all of its rights and obligations under this Agreement. Upon such assignment, the person to which the Manager assigned this Agreement will then become the Manager hereunder, and the Manager will have no further liabilities, duties or obligations hereunder. In addition, the Manager or the transferee will have the right to (i) assign and delegate its rights and obligations hereunder to any third party and (ii) collaterally assign its interest herein and its right to collect Management Fees hereunder to any financial institution or other third party without the consent of the Business. The Business acknowledges that the Manager’s interest herein and the Manager’s right to collect Management Fees hereunder may be collaterally assigned as security for obligations owed by Manager to third parties.

Section 6.6 Mediation and Arbitration. Any dispute, controversy or claim (including without limitation tort claims, requests for provisional remedies or other interim relief, and whether any matter is subject to arbitration) arising out of or relating to this Agreement, or the breach thereof, that cannot be settled through negotiation will be settled (a) first, by the parties trying in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) (such mediation session to be held in Los Angeles County, California and to commence within 15 days of the appointment of the mediator by the AAA), and (b) if the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Orange County, California before a single arbitrator selected by the parties and to commence within 15 days of the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the parties fail to select an arbitrator within 15 days as required herein, the then Presiding Judge of the Orange County Superior Court will appoint an arbitrator. The arbitrator will render a decision within sixty days after his appointment and will conduct all proceedings pursuant to the Rules of the American Arbitration Association governing commercial transactions then existing, to the extent that the rules are not inconsistent with the Statutes and this Agreement. The cost of the arbitration procedure will be borne by the losing party or, if the decision is not clearly in favor of one Party or the other, then the costs will be borne as determined by the arbitration proceeding. The arbitration procedure provided in this Section will be the sole and exclusive remedy to resolve any controversy or dispute arising under this Agreement. If it becomes necessary for either party to enforce an arbitral award by legal action and/or additional arbitration of any kind, the party contesting enforcement shall pay all reasonable costs incurred by the party seeking to enforce the award.

Section 6.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision hereof will not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

Section 6.8 Enforcement. In the event either party resorts to legal action to enforce or interpret any provision hereof, the prevailing party will be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys’ fees.

Section 6.9 Gender and Number. Whenever the context hereof requires, the gender of all words herein will include the masculine, feminine, and neuter, and the number of all words herein will include the singular and plural.

Section 6.10 Additional Assurances. Except as may be herein specifically provided to the contrary, the provisions hereof will be self-operative and will not require further agreement by the parties. At the request of either party, the other party will execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

Section 6.11 Consents, Approvals, and Exercise of Discretion. Whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, and except where specifically set forth to the contrary, the parties agree that such consent or approval will not be unreasonably withheld or delayed, and that such discretion will be reasonably exercised.

Section 6.12 Force Majeure. Neither party will be liable or deemed to be in default for any delay or failure in performance hereunder or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere herein.

Section 6.13 Severability. The parties hereto have negotiated and prepared the terms hereof in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions hereof or the application thereof to any person or circumstance will be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision will be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions hereof or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend this Agreement, to the extent possible consistent with its purposes, to conform to law.

Section 6.14 Divisions and Headings. The division hereof into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and will not affect in any way the meaning or interpretation hereof.

Section 6.15 Amendments and Execution. This Agreement and amendments hereto will be in writing and executed in multiple copies. Each multiple copy will be deemed an original, but all multiple copies together will constitute one and the same instrument.

Section 6.16 Entire Agreement. With respect to the subject matter hereof, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Neither party will be entitled to benefits other than those specified herein. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein will be of any force and effect. No changes in or additions hereto will be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained herein and no others.

Section 6.17 Representation by Counsel. Each of the parties has been represented by or has had the opportunity to be represented by legal counsel of its own choice.

Section 6.18 Indemnification.

(a) Indemnification by the Manager. The Manager will defend, indemnify, protect and hold the Business harmless for, from and against all third party liability, harm, damages, fees, penalties, lawsuits, proceedings, costs and expenses (including, without limitation, any and all attorneys’ fees and costs and costs of investigation) arising solely from or related solely to: (i) a breach of the representations, warranties, covenants or obligations hereunder, or (ii) any liability arising out of the Manager’s provision of services hereunder; so long as: (i) the Business notifies the Manager in writing within 30 days of the claim; (ii) the Manager has sole control of the defense and all related settlement negotiations; and (iii) the Business provides the Manager with the assistance, information, and authority necessary to perform the above.

(b) Indemnification by the Business. The Business will defend, indemnify, protect and hold the Manager harmless for, from and against all third party liability, harm, damages, fees, penalties, lawsuits, proceedings, costs and expenses (including, without limitation, any and all attorneys’ fees and costs and costs of investigation) arising solely from or related solely to: (i) a breach of the representations, warranties, covenants or obligations hereunder, or (ii) any liability arising out of the Business’s provision of Medical Services; so long as: (i) the Manager notifies the Business in writing within 30 days of the claim; (ii) the Business has sole control of the defense and all related settlement negotiations; and (iii) the Manager provides the Business with the assistance, information, and authority necessary to perform the above.

[Signature blocks appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

The Business:	Sean Ridgley

The Manager:	OSL Holdings, Inc., a Nevada Corporation

By:
Robert Rothenberg
President

EXHIBIT 1.1

DEFINITIONS

“Confidential Information” means any information belonging to or in the possession of the Manager or the Business, respectively, whether written or oral. Confidential information includes all notes, studies, patient lists, information, forms, business or management methods, fee schedules, or trade secrets of the Manager or of the Business, respectively. Confidential Information also includes any information that is disclosed or otherwise made available to one party by the other party pursuant hereto. Confidential Information also includes the terms and provisions of hereof and any transaction or document executed by the parties pursuant hereto. Confidential Information does not include any information that

(a) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors, or Representatives);

(b) is or becomes available to the receiving party on a nonconfidential basis from a source other than the furnishing party or its affiliates, advisors, or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; or

(c) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party.

“Contract Revenue” means all collections actually recorded each month on a cash basis that is not revenue from retail, including collections from:

(a)	directorships and other administrative or committee positions,

(b)	teaching,

(c)	conferences,

(d)	billing services,

(e)	grants,

(f)	collection income,

(g)	consulting fees,

(h)	interest income and other investment income,

(i)	medico-legal services,

(j)	research and clinical study services, and

(k)	other non-professional medical services (e.g., royalties).

“includes” and “including” denote partial definitions.

“Management Fee” means the greater amount of $75,000 or __ % of the Business’ revenue

“Management Services” means the business, administrative and management services described in Article II hereof.

“Management Services Agreement” or “Agreement” means this Management Services Agreement between the Business and the Manager, as amended from time to time.

“Manager” means OSL Holdings, Inc, a Nevada corporation, or any entity that succeeds to the interests thereof and to whom the obligations of the Manager are assigned and transferred in accordance with Section 6.5 hereof.

“Manager Consent” means the consent granted by the Manager’s Representatives (or either Representative) to the Business or the Operations Committee. When any provision hereof requires Manager Consent and does not specify a different standard, such consent will not be unreasonably withheld and will be binding on the Manager.

“Manager’s Corporate Overhead” means the Business’s allocable portion of all of the Manager’s expenses that are performed for businesses managed by the Manager and its affiliates and not directly included as an Operations Center Expense. Manager’s Corporate Overhead will not include: any up-charge or cost additions beyond the Manager’s actual cost; intellectual property expenses; or any other mutually agreed expenses that are not incurred for the sole benefit of a business under management.

“Operations Center Expense” means all operating and nonoperating expenses paid or incurred by the Manager or the Business in the provision of Management Services to the Business, including those expenses set forth on Exhibit 2.9 hereto. Operations Center Expenses will not include Manager’s Corporate Overhead or Business Compensation Pool allocations pursuant to Section 2.9(e).

“Business Compensation Pool” means a percentage of Business Collections that is allocated each month for the purpose of paying budgeted compensation to the Business.

“Business” means the general retail business operated by Sean Ridgley as a sole proprietor or any subsequently created business entity.

“Business Collections” means the sum of all revenues less adjustments.

“Business Consent” means the consent granted by the Business’s Representatives (or either Representative) to the Manager or the Operations Committee. When any provision hereof requires Business Consent and does not specify a different standard, such consent will not be unreasonably withheld and will be binding on the Business.

“Representatives” means a party’s officers, directors, employees, consultants, affiliates, advisors or other agents or representatives.

“State” means the State of California unless another state is specifically referenced herein.

“Term” means the initial and any renewal periods of duration hereof as described in Section 5.1 hereof.